EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333- 171372 and 333-197251) of Craft Brew Alliance, Inc. (the “Company”) of our reports dated March 16, 2017, relating to the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Moss Adams LLP

Seattle, Washington
March 16, 2017